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                                                           EXHIBIT 3.2



                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                                GLOBECOMM SYSTEMS INC.

      Globecomm Systems Inc., a Delaware corporation (the "Corporation"), hereby certifies and sets forth:

1. The name of the Corporation is Globecomm Systems Inc. The Corporation was originally incorporated under the name Worldcomm Systems Inc. The original Certificate of Incorporation was filed with the Secretary of State on August 17, 1994.

2. The Certificate of Incorporation is amended and restated as set forth herein.

3. The total number of shares of capital stock which the Corporation shall have authority to issue is 12,000,000 shares, of which 11,000 shares shall be Common Stock, $.001 par value and 1,000,000 shares shall be Preferred Stock, $.001 par value.
         (a)  Common stock.

              (i) Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation.

              (ii) Liquidation Rights. Subject to the prior and superior rights of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or the merger or consolidation of the Corporation into another corporation, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based upon the number of shares of Common Stock held by each.

              (iii) Dividends. Subject to the rights of the Preferred Stock, dividends may be paid on the Common Stock out of any assets legally available therefor, as and when declared by the Board of Directors.

              (iv) Relative Rights of Preferred Stock and Common Stock. All relative, participating, optional or other special rights of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

         (b) Preferred Stock. The Board of Directors is empowered to authorize the issuance of one or more classes of the Corporation's Preferred Stock, or one or more series of any such class, and to fix the preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof for each such class or series, specifying for each such class or series:

              (i) the designation thereof in such manner as shall distinguish shares thereof from all other series of Preferred Stock then or theretofore authorized;

              (ii) the number of shares which shall initially constitute such class or series;

              (iii) whether or not the shares of such class or series shall have voting rights in addition to the voting rights affirmatively required by law;


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              (iv)    the rate or rates and the time or times at which
dividends and other distributions on the shares of such class or series shall be paid, and whether or not any such dividends shall be cumulative;

              (v) the amount payable on the shares of such class or series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

              (vi) whether or not shares of such class or series are to be redeemable, and the terms and conditions upon which the Corporation or a holder may exercise its or his right to redeem, or require redemption of, shares of such class or series;

              (vii) whether or not a sinking fund shall be created for the redemption of the shares of such class or series, and the terms and conditions of any such fund; and

              (viii) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof which shall be applicable to such class or series.

4. Upon the effectiveness of this Amended and Restated Certificate of Incorporation, each outstanding share of Common Stock, par value $.01 per share, shall be changed into 2.85 shares of Common Stock, par value $.001. Each holder of record of a certificate for one or more shares of Common Stock of the Corporation as of the close of business on the date this Amended and Restated Certificate of Incorporation becomes effective shall be entitled to receive as soon as practicable, and without surrender of such certificate, a certificate or certificates representing 1.85 additional shares of Common Stock, par value $.001, for each one share of Common Stock represented by the certificate of such holder.

5. This Amended and Restated Certificate of Incorporation is being filed in connection with the Corporation's initial public offering of its securities. Upon the closing of such initial public offering, each share of Class A Preferred Stock, and each share of Class B Preferred Stock, previously outstanding will be automatically converted, pursuant to the terms of the respective Certificates of Designation with respect such classes, into 2.85 shares of Common Stock, par value $.001. Following such conversion, each certificate evidencing shares of either of such classes shall be deemed to evidence the same number of shares of Common Stock, par value $.001, and each holder of record of a certificate for one or more shares of such class shall be entitled to receive as soon as practicable, and without surrender of such certificate, a certificate or certificates representing 1.85 additional shares of Common Stock, par value $.001 for each one share of preferred stock of such class representative by the certificate of such holder.

6. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this corporation or of any


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creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

7. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

8. The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

9.  This amendment and restatement has been duly adopted in accordance with
Section 245 of the General Corporation Law.
IN WITNESS of the foregoing I have executed this certificate this __ day of __________, 1997.

                                  ___________________________________
                                  David E. Hershberg, Chairman of the
                                  Board of Directors

Attest:

__________________________________
Thomas A. DiCicco, Secretary